Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 8, 2019

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2019

INDIANAPOLIS, INDIANA – March 8, 2019, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2019. Hurco recorded net income of $6,654,000, or $0.97 per diluted share, for the first quarter of fiscal 2019 compared to net income of $2,937,000, or $0.43 per diluted share, for the corresponding period in fiscal 2018.

Sales and service fees for the first quarter of fiscal 2019 were $74,213,000, an increase of $5,769,000, or 8%, compared to the corresponding prior year period and included an unfavorable currency impact of $2,484,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the first quarter ended January 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended
	January 31,
	2019	2018	$ Change	% Change
Americas	$29,156	$21,030	$8,126	39%
Europe	35,711	38,318	(2,607)	(7%)
Asia Pacific	9,346	9,096	250	3%
Total	$74,213	$68,444	$5,769	8%

Sales in the Americas for the first quarter of fiscal 2019 increased by 39%, compared to the corresponding period in fiscal 2018, and reflected improved U.S. market conditions and demand from U.S. customers for vertical milling machines.

European sales for the first quarter of fiscal 2019 decreased by 7%, compared to the corresponding period in fiscal 2018. The decrease in European sales for the first quarter of fiscal 2019 was primarily attributable to an unfavorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes, and decreased shipments of Hurco vertical milling machines in Italy and France.

Asian Pacific sales for the first quarter of fiscal 2019 increased by 3%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of 6%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales for the first quarter of 2019 was primarily attributable to increased shipments of Hurco vertical milling machines in India and China, partially offset by decreased shipments of Takumi bridge mills in China.

Orders for the first quarter of fiscal 2019 were $68,007,000, a decrease of $8,900,000, or 12%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $2,759,000, or 4%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first quarter ended January 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended
	January 31,
	2019	2018	$ Change	% Change
Americas	$24,730	$20,514	$4,216	21%
Europe	33,310	44,226	(10,916)	(25%)
Asia Pacific	9,967	12,167	(2,200)	(18%)
Total	$68,007	$76,907	$(8,900)	(12%)

Michael Doar, Chief Executive Officer, stated, "As we begin to see a shift in global demand, I remain confident that we are ready for new opportunities and have the agility to adjust operationally as needed to meet the needs of our customers no matter where they are located around the world. Our global presence allows us to participate in all markets as they change with continuous commitment to long-term growth and profitability. We remain focused on our strategic investments in new technologies, targeted product expansion, and quality of service to provide our customers with the most efficient machine tools equipped with sophisticated technologies that help to make their manufacturing businesses more profitable. "

Orders in the Americas for the first quarter of fiscal 2019 increased by 21%, compared to the corresponding period in fiscal 2018. This increase was primarily attributable to increased customer demand in the U.S. for vertical milling machines.

European orders for the first quarter of fiscal 2019 decreased by 25%, compared to the corresponding prior year period, and included an unfavorable currency impact of 4% when translating foreign orders to U.S. dollars. The year-over-year decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi vertical milling machines in Germany, as well as a decrease in customer demand for electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l.

Asian Pacific orders for the first quarter of fiscal 2019 decreased by 18%, compared to the corresponding prior year period, and included an unfavorable currency impact of 8% when translating foreign orders to U.S. dollars. The year-over-year decrease in orders was mainly the result of decreased customer demand for Hurco and Takumi machines in China, partially offset by increased customer demand for Hurco machines in Southeast Asia.

Gross profit for the first quarter of fiscal 2019 was $22,142,000, or 30% of sales, compared to $20,121,000, or 29% of sales, for the corresponding prior year period. The year-over-year increase in gross profit as a percentage of sales reflected the increased volume of sales of vertical milling machines.

Selling, general and administrative expenses for the first quarter of fiscal 2019 were $13,914,000, or 19% of sales, compared to $12,966,000, or 19% of sales, in the corresponding period in fiscal 2018, and included a favorable currency impact of $455,000 when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rate for the first quarter of fiscal 2019 was 27%, compared to 61% in the corresponding prior year period. The decrease in the effective tax rate for the first quarter of fiscal 2019 compared to the corresponding prior year period was primarily due to a one-time provisional adjustment related to the Tax Cuts and Jobs Act (the “Tax Reform Act”) that was enacted in the first quarter of fiscal 2018. The Tax Reform Act, among other things, lowered the U.S. corporate tax rate from 35% to 21% effective January 1, 2018, implemented a territorial tax system and imposed a tax on the deemed repatriated earnings of foreign subsidiaries. As a result of the changes in tax law, a one-time non-cash tax charge of $394,000 related to the revaluation of deferred tax assets and liabilities was recorded in the first quarter of fiscal 2018. In addition, a one-time charge of $2,500,000 related to the transition tax on deemed repatriation of accumulated foreign income was recorded in the first quarter of fiscal 2018. The impact of these charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.

Cash and cash equivalents totaled $69,758,000 at January 31, 2019, compared to $77,170,000 at October 31, 2018. Working capital was $201,095,000 at January 31, 2019, compared to $194,632,000 at October 31, 2018. The increase in working capital was primarily due to an increase in inventories and decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, governmental actions and initiatives, including import and export restrictions and tariffs, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, and in our subsequent filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward–looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per-share data)

	Three Months Ended January 31,
	2019	2018
	(unaudited)
Sales and service fees	$74,213	$68,444
Cost of sales and service	52,071	48,323
Gross profit	22,142	20,121
Selling, general and administrative expenses	13,914	12,966
Operating income	8,228	7,155
Interest expense	12	20
Interest income	82	18
Investment income	242	116
Other income (expense), net	567	168
Income before taxes	9,107	7,437
Provision for income taxes	2,453	4,500
Net income	$6,654	$2,937
Income per common share
Basic	$0.98	$0.44
Diluted	$0.97	$0.43
Weighted average common shares outstanding
Basic	6,735	6,659
Diluted	6,807	6,745

Dividends per share	$0.11	$0.10

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2019	2018
	(unaudited)
Gross margin	30%	29%
SG&A expense as a percentage of sales	19%	19%
Operating income as a percentage of sales	11%	10%
Pre-tax income as a percentage of sales	12%	11%
Effective tax rate	27%	61%
Depreciation and amortization	939	888
Capital expenditures	1,243	1,480

Balance Sheet Data:	1/31/2019	10/31/2018
Working capital	$201,095	$194,632
Days sales outstanding (unaudited)	56	47
Inventory turns (unaudited)	1.5	1.6
Capitalization
Total debt	$-	$1,434
Shareholders' equity	230,021	222,853
Total	$230,021	$224,287

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	January 31,	October 31,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$69,758	$77,170
Accounts receivable, net	53,045	54,414
Inventories, net	146,715	137,609
Derivative assets	1,092	3,085
Prepaid expenses	8,418	7,332
Other	2,183	1,825
Total current assets	281,211	281,435

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	27,722	26,840
Leasehold improvements	4,011	3,801
	39,953	38,861
Less accumulated depreciation and amortization	(26,762)	(25,902)
Total property and equipment	13,191	12,959

Non-current assets:
Software development costs, less accumulated amortization	7,641	7,452
Goodwill	2,403	2,377
Intangible assets, net	916	938
Deferred income taxes	2,326	2,234
Investments and other assets, net	8,388	8,012
Total non-current assets	21,674	21,013
Total assets	$316,076	$315,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$55,244	$57,518
Derivative liabilities	1,241	2,020
Accrued payroll and employee benefits	8,515	14,032
Accrued income taxes	7,587	5,180
Accrued expenses	4,909	4,122
Accrued warranty	2,620	2,497
Short-term debt	-	1,434
Total current liabilities	80,116	86,803

Non-current liabilities:
Deferred income taxes	3	-
Accrued tax liability	2,212	2,194
Deferred credits and other obligations	3,724	3,557
Total non-current liabilities	5,939	5,751

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,955,895 and 6,891,508 shares issued; and 6,758,123 and 6,723,160 shares outstanding, as of January 31, 2019 and October 31, 2018, respectively	676	672
Additional paid-in capital	64,391	64,185
Retained earnings	173,766	167,859
Accumulated other comprehensive loss	(8,812)	(9,863)
Total shareholders' equity	230,021	222,853
Total liabilities and shareholders' equity	$316,076	$315,407